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                                                                      EXHIBIT 11

                               THE O'GARA COMPANY
                  COMPUTATION OF EARNINGS PER COMMON SHARE AND
                      PRO FORMA EARNINGS PER COMMON SHARE
               For the Three Months Ended March 31, 1997 and 1996
                                  (unaudited)
                 (dollars in thousands, except per share data)

                                                                     Weighted Average
                                                                     Number of Common                                Earnings per
                                                                    Shares Outstanding          Net Income           Common Share
                                                                    ------------------          ----------           ------------
Three Months Ended March 31, 1997:
   Shares outstanding December 31, 1996                                  6,659,846              $       -            $          -
         Weighted average shares issued in conjunction
                 with the acquisitions (614,917 shares issued)             310,936                      -                       -
         Weighted average shares resulting from stock
                 issued compensation                                           404

         Dilutive stock options outstanding                                 34,075                      -                       -
         Net income                                                              -                  1,227                       -
                                                                        ----------              ---------            ------------
                                                                         7,005,261              $   1,227            $       0.18
                                                                        ==========              =========            ============

                                                                     Weighted Average                                  Pro Forma
                                                                     Number of Common           Pro Forma            Earnings per
                                                                    Shares Outstanding          Net Income           Common Share
                                                                    ------------------          ----------           ------------

Three Months Ended March 31, 1996:
   Shares outstanding December 31, 1995                                  4,490,383              $       -            $          -
   Dilutive stock options outstanding prior
       to exercise                                                         121,463                      -                       -
   Newly issued shares necessary to fund payment
       of certain indebtedness and AAA distributions
       (1,809,015 shares at $7.29 per share estimated
       net proceeds to fund $13,181,658)                                 1,561,882                      -                       -

   Pro forma net income                                                          -                  1,727                       -
                                                                        ----------              ---------            ------------
                                                                         6,173,728              $   1,727            $       0.28
                                                                        ==========              =========            ============


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